UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Universal Stainless & Alloy Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 14, 2004

Dear Stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on Tuesday, May 18, 2004, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

Clarence M. McAninch

President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2004

The Annual Meeting of Stockholders will be held on Tuesday, May 18, 2004 beginning at 10:00 a.m. at the Southpointe Golf Club, Canonsburg, Pennsylvania.

Only holders of the Company’s Common Stock at the close of business on March 26, 2004 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available for examination by any stockholder, at the meeting and for the ten days prior to the meeting during regular business hours, at the Company’s executive offices, located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the meeting we will:

1.    Elect a Board of Directors;

2.    Ratify the appointment of Schneider Downs & Co., Inc. as independent accountants for 2004; and

3.    Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

This booklet includes the Universal Stainless & Alloy Products, Inc. proxy statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2003 Annual Report to Stockholders is also enclosed.

By Order of the Board of Directors,

Paul A. McGrath

Vice President of Operations, General Counsel and Secretary

April 14, 2004

Proxy Statement

April 14, 2004

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2004 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 14, 2004. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of the Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless Common Stockholders of record at the close of business on March 26, 2004 are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless Common Stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the meeting.

We urge you to return the proxy card promptly.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

•	Sending a revised proxy dated later than the earlier proxy; or

•	Voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 6,299,531 shares of Universal Stainless Common Stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of Directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election of Directors.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential.

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are four nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All Directors are elected annually and serve a one-year term until the next Annual Meeting, or until their successors are duly elected and qualified. If any Director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original candidate will be cast for the substituted candidate.

The Board of Directors unanimously recommends a vote FOR each of the nominee directors.

2.    Ratification of the Appointment of Schneider Downs & Co., Inc. as Independent Accountants

The Audit Committee has appointed Schneider Downs & Co., Inc. (“SD”) as our independent accountants for 2004. The Board has directed that the selection of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting. SD has served as our independent accountants since September 5, 2003. Prior to September 5, 2003 and since the inception of the Company, the Company engaged PricewaterhouseCoopers LLP (“PwC”) as its independent accountants.

Effective on September 5, 2003, the Company engaged SD as its new independent accountants and dismissed PwC. In connection with its audits for the two most recent fiscal years and through September 5, 2003, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

Prior to its appointment as independent accountants, SD had not been consulted by the Company on any of the matters referenced in Regulation S-K Item 304 (a) (2). SD has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

Stockholder ratification of the selection of SD as Universal Stainless’ independent accountants is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the selection of SD to the stockholders for ratification as a matter of what it considers to be best practices in corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will retain discretion as to whether or not to retain SD. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Universal Stainless and its stockholders.

Audit services provided by PwC during 2003 included the completion of an audit of the consolidated financial statements for the year ended December 2002, quarterly reviews of the consolidated financial statements for the quarters ended March 31, 2003 and June 30, 2003, audits of certain employee benefit plan financial statements and a review of Universal Stainless’ Annual Report and certain other filings with the SEC and certain other governmental agencies. In addition, PwC provided various tax services to Universal Stainless during 2003.

Audit services provided by SD during 2003 included audit procedures performed on the consolidated financial statements for the year ended December 31, 2003 and a quarterly review of the consolidated financial statements including filings with the SEC for the quarter ended September 30, 2003.

Your Board unanimously recommends a vote FOR the ratification of Schneider Downs & Co., Inc.’s appointment as independent auditors for 2004.

NOMINEES FOR ELECTION AS DIRECTORS

Clarence M. McAninch, 68, has been President and Chief Executive Officer and a Director of Universal Stainless since July 1994. Mr. McAninch served as Vice President, Sales and Marketing, of the Stainless and Alloy Products Division of Armco Inc. from 1992 to 1994.

Douglas M. Dunn, 61, has been a Director of Universal Stainless since May 1997. Mr. Dunn is the managing partner of Dunn Associates, a partnership owning and managing real estate investments. Mr. Dunn was Dean of the Graduate School of Industrial Administration, Carnegie Mellon University, from July 1996 to June 2002. Since November 1999, Mr. Dunn served on the board of Solutions Consulting Inc., a wholly owned subsidiary of Perot Systems. Mr. Dunn has served on the board of VocalTec, a voice over IP communications company since January 2000.

George F. Keane, 74, has been a Director of Universal Stainless since October 1994. Mr. Keane was the Chief Executive Officer of the Common Fund from 1971-1993 and the President of Endowment Advisers, Inc., since 1988. From 1993 to 1996, Mr. Keane served as President Emeritus and Senior Investment Advisor of both the Common Fund and Endowment Advisers, Inc. Mr. Keane currently serves on several other boards, including as a Director, Bramwell Funds, Inc., since August 1994; and Security Capital Real Estate Mutual Funds since November 1997; and as a Trustee for Nicholas-Applegate Investment Trust since January 1993.

Udi Toledano, 53, has been a Director of Universal Stainless since July 1994. Mr. Toledano has been the President of Millennium 3 Capital, Inc., a private investment company, since December 1999. Mr. Toledano was the President of Andromeda Enterprises, Inc., a private investment company, from December 1993 until December 1999. Since January 2000, he has managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including technology, software and healthcare.

Unless individual stockholders specify otherwise, each returned

Proxy will be voted “FOR” the election to the Board of Directors of Universal Stainless of each of the four nominees named above.

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held four meetings during the 2003 fiscal year. During the 2003 fiscal year, the Audit Committee held five meetings, the Compensation Committee held two meetings and the Nominating Committee which was established in 2004, and therefore it held no meetings in 2003. Each director attended at least 75% of the aggregate meetings of the Board of Directors and Committees of which he was a member.

Committees of the Board of Directors

The standing Committees of the Board of Directors are the Audit Committee, Compensation Committee and Nominating Committee.

The Audit Committee currently consists of Mr. Keane as Chairman and Messrs. Dunn and Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee appoints the independent accountants for the ensuing year. The Audit Committee held five meetings during 2003. In addition, the Chairman conducted quarterly reviews of the financial reports with management of the Company and PwC. The Board of Directors has adopted a written Charter for the Audit Committee which is attached hereto.

The Compensation Committee currently consists of Mr. Dunn as Chairman, and Messrs. Toledano and Keane. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, reviews general policy matters relating to compensation and benefits of employees of Universal Stainless, and administers Universal Stainless’ Stock Incentive Plan. The Compensation Committee held two meetings during 2003.

The Nominating Committee consisting of Mr. Toledano as Chairman, and Messrs. Dunn and Keane. The Nominating Committee recommends candidates to be nominated by the Board of Directors for election by the stockholders to serve on the Board of Directors. The Nominating Committee was established in 2004 and therefore held no meetings in 2003. The Board of Directors intends to adopt a Charter for the Nominating Committee in 2004.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as Directors. Universal Stainless compensates its non-employee Directors at the rate of $15,000 per year, plus $2,000 for each regular quarterly meeting of the Board of Directors attended. In addition, Universal Stainless reimburses Directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and Committee meetings.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee will receive $1,000 for each regularly scheduled Audit Committee meeting attended. Regularly scheduled Audit Committee meetings will be: two meetings in the first quarter of the year and one meeting in each of the remaining quarters of the year.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the Stock Incentive Plan. Eligible Directors are Directors who are not employees of Universal Stainless and do not own in excess of 5% of outstanding Common Stock. Eligible Directors are granted options to purchase 10,000 shares per year of Common Stock in 2,500 increments. The options will be granted on May 31, August 31, November 30 and February 28 of each year. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. Options granted to Eligible Directors will vest in three installments beginning on the first anniversary of the grant date at which time 33% of the options will vest and on the second anniversary date of the original grant date, at which time an additional 33% of the options will vest, and the remainder of the options will vest on the third anniversary of the original grant. Options granted to Eligible Directors will expire 10 years from the option grant date. All of the current Directors who are not employees of Universal Stainless are Eligible Directors.

If a non-employee Director ceases to serve as a Director of Universal Stainless, the options that have been previously granted to that Director and are vested as of the date of such cessation may be exercised, during the full term of the options, by the Director after the date that the Director ceases to be a Director of Universal Stainless. If a non-employee Director dies while a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of his or her death may be exercised by the administrator of the Director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. In no event, however, may any option be exercised after the expiration date of such option. Mr. Keane has received grants of options to purchase 140,000 shares of Common Stock of Universal Stainless since December 1994, of which he has exercised his option to purchase 100,000 shares of stock. Messrs. Dunn and Toledano have each received grants of options to purchase 80,000 shares of Common Stock of Universal Stainless since May 1997.

Stockholder Communications with Directors

The Board of Directors has approved a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board of Directors as a whole, to a particular director, to the non-employee directors as a group or any other group of directors or committee of the Board, in care of Paul A. McGrath, Secretary, Universal Stainless & Alloy Products, Inc. at the address given on the first page of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of Universal Stainless, as of March 26, 2004, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless, and (iv) all Directors and executive officers as a group. As of March 26, 2004, 6,299,531 shares of Common Stock were issued and outstanding.

	BENEFICIAL OWNERSHIP (1)
Name	Number of Shares	Percent of Total
David L. Babson & Company Inc. (2)	557,900	8.86%
Dimensional Fund Advisors Inc. (3)	436,500	6.93%
Douglas M. Dunn (4)(5)	64,950	1.03%
George F. Keane (4)(5)(6)	32,950	*
Clarence M. McAninch (4)(7)	303,326	4.82%
Paul A. McGrath (4)(7)	44,750	*
Pennant Capital Management, LLC (8)	623,190	9.89%
The Pabrai Investment Fund 2, L.P. (9)	384,981	6.11%
Wells Fargo & Company (10)	648,800	10.3%
Udi Toledano (4)(5)(11)	205,178	3.26%
Richard M. Ubinger (4)(7)	52,750	*
All Executive Officers and Directors as a Group (6 Persons)	703,904	11.17%

*	Less than 1%.
(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2)	Address is: One Memorial Drive, Cambridge, MA 02142-1300. The information provided is based solely on a Schedule 13G as filed by David L. Babson & Company Inc., dated February 10, 2004.
(3)	Address is: 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The information provided is based solely on a Schedule 13G as filed by Dimensional Fund Advisors Inc., dated February 6, 2004.
(4)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.
(5)	Includes options to purchase 24,950 shares of common stock for Mr. Keane, and 64,950 shares of Common Stock for each of Messrs. Dunn and Toledano that have vested or will vest within 60 days of the date of this proxy pursuant to Universal Stainless’ Stock Incentive Plan described under the caption “The Board of Directors—Director Compensation”.
(6)	Shares of Common Stock are owned by the Keane Family Trust, a living trust, of which Mr. Keane and his wife are sole trustees, and the survivor of them is the beneficiary.
(7)	Includes options to purchase 47,500, 43,250 and 47,500 shares of Common Stock for Messrs. McAninch, McGrath and Ubinger, respectively that have vested or will vest within sixty (60) days of the date of this proxy under options granted pursuant to Universal Stainless’ Stock Incentive Plan.
(8)	Address is: 40 Main Street, Chatham, NY 07928. The information provided is based solely on Schedule 13G as filed by Pennant Capital Management, LLC, dated February 11, 2004.
(9)	Address is: 17 Spectrum Point Drive, Suite 503, Lake Forest, CA 92630. The information provided is based solely on Schedule 13G as filed by The Pabrai Investment Fund 2, L.P. et al., dated March 8, 2004.
(10)	Address is: 420 Montgomery Street, San Francisco, CA 94104. The information provided is based solely on an Amended Schedule 13G as filed by Wells Fargo & Company dated March 10, 2004.
(11)	Includes shares of Common Stock of Universal Stainless owned by Mr. Toledano’s wife and a certain trust for the benefit of their children with respect to which Mr. Toledano disclaims any beneficial ownership.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by Universal Stainless and its subsidiaries, to or on behalf of Universal Stainless’ Chief Executive Officer and for each of the two most highly compensated executive officers of Universal Stainless (hereinafter referred to as the named executive officers) serving in such capacity at the end of the fiscal year ended December 31, 2003:

SUMMARY COMPENSATION TABLE (1)

		Annual Compensation			Long-term Compensation Awards Securities Underlying Options SAR (#) (3)	All Other Compensation ($) (4)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (2)
Clarence M. McAninch President and CEO	2003 2002 2001	224,231 220,000 211,346	20,000 12,000 125,000	7,110 7,110 7,110	25,000	16,146 15,455 15,455

Paul A. McGrath Vice President Operations, General Counsel and Secretary	2003 2002 2001	147,116 145,000 138,807	15,000 12,000 75,000		5,000 10,000	1,891 1,200 1,200

Richard M. Ubinger Vice President of Finance, Chief Financial Officer and Treasurer	2003 2002 2001	144,115 142,000 137,211	15,000 12,000 75,000		5,000 10,000	1,891 1,200 1,200

(1)	As to columns omitted in the Summary Compensation Table, the answer is none.
(2)	The amounts represent reimbursement for the payment of taxes for Mr. McAninch related to life insurance in which the beneficiary is his spouse. The dollar value of perquisites paid to the named executive officer does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(3)	Represents securities, underlying options, granted under the Stock Incentive Plan.
(4)	For 2003, represents (i) contributions to the Universal Stainless 401(k) plan of $625 and $1,266 to the Steelworkers Pension Trust for Messrs. McAninch, McGrath and Ubinger and (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255. For 2002, represents (i) contributions to Universal Stainless’ 401(k) retirement plan of $1,200 for Messrs. McAninch, McGrath and Ubinger and (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255. For 2001, represents (i) contributions to Universal Stainless’ 401(k) retirement plan of $1,200 for Messrs. McAninch, McGrath and Ubinger; (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255.

Stock Options

The following table contains information concerning the grant of stock options for the fiscal year ended December 31, 2003 to the named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number Of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price Per Share (3)	Expiration Date	Grant Date Present Value (4)
Paul A. McGrath	5,000	18.18%	$5.12	1/27/13	$12,850
Richard M. Ubinger	5,000	18.18%	$5.12	1/27/13	$12,850

(1)	Options granted under the Stock Incentive Plan during the fiscal 2003. Options are granted at fair market value at date of grant. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment with Company. Options granted to Messrs. McGrath and Ubinger will vest in a series of four (4) equal and successive annual installments with the first installment vesting one year from the grant date.
(2)	Options to purchase a total of 27,500 shares of Common Stock were granted to employees, including executive officers, for the fiscal year ended December 31, 2003.
(3)	The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or in a combination of cash and stock. The Compensation Committee (the “Committee”) may permit payment of all or part of applicable withholding taxes due upon exercise of the option by withholding of shares, valued at the fair market value of the Company’s Common Stock on the date of exercise, otherwise issuable upon exercise of the option. The Committee may also grant options in exchange for the cancellation of options previously granted and the purchase price of shares subject to such new options, which will be as determined by the Committee, and may be lower than the exercise price of the canceled options.
(4)	Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated using the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk-free rate of return of 5%, no dividend yield, time of exercise of 5 years, and annualized volatility of 50% (based on historical stock prices of the common stock since December 31, 1996).

Fiscal Year End Option Values (1)

Name	Number of Securities Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at December 31, 2003 (2) Exercisable/Unexercisable ($)
Clarence M. McAninch	47,500/12,500	54,850/46,250
Paul A. McGrath	42,000/10,000	47,060/46,900
Richard M. Ubinger	50,000/10,000	55,950/46,900

(1)	No options were exercised in 2003 by any of the named Executive Officers.
(2)	Represents the “value” of unexercised options calculated by subtracting the exercise price per share from $10.80, which was the closing price of a share of the Company’s Common Stock on December 31, 2003, as reported by NASDAQ.

Employment Agreements

On November 15, 1998, Clarence M. McAninch entered into a one-year employment agreement with Universal Stainless for the position of President and Chief Executive Officer. Mr. McAninch’s employment may be automatically extended for one-year periods at Universal Stainless’ option. Mr. McAninch’s employment agreement provides for a base annual salary of $200,000 and a customary benefits package, which may be increased annually at the discretion of the Board of Directors. The employment agreement of Mr. McAninch prohibits him from (i) competing with Universal Stainless for one year following his termination of employment with Universal Stainless and (ii) disclosing confidential information or trade secrets in any unauthorized manner. Universal Stainless has a keyman life insurance policy in effect, of which Universal Stainless is the sole beneficiary, on the life of Mr. McAninch providing $2.0 million in coverage. Mr. McAninch may be eligible for an amount equal to 18 months salary determined at the then-current base annual salary rate upon a change of control of Universal Stainless.

On January 1, 1998, each of Paul A. McGrath and Richard M. Ubinger, entered into employment agreements with Universal Stainless for the positions of Director, Employee Relations, General Counsel and Secretary, in the case of Mr. McGrath, and Chief Financial Officer and Treasurer, in the case of Mr. Ubinger. Mr. McGrath’s and Mr. Ubinger’s employment agreements provide for a base annual salary of $95,000 and $113,700, respectively, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. McGrath and Mr. Ubinger may be eligible for an amount equal to one year base salary upon a change of control of Universal Stainless.

REPORT ON EXECUTIVE COMPENSATION

Introduction

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Dunn (Chairman), Keane and Toledano, all of whom are Directors of Universal Stainless. The Committee is responsible for the establishment and oversight of Universal Stainless’ executive compensation programs, including compensation and benefits for the President and Chief Executive Officer (Mr. McAninch) and stock options to be granted to officers of Universal Stainless. The following report of the Committee discusses generally Universal Stainless’ executive compensation objectives and policies and their relationship to Universal Stainless’ performance in 2003. The Compensation Committee held two meetings during 2003.

Executive Compensation Philosophy and Objectives

Universal Stainless’ executive compensation programs are designed to attract, retain and motivate highly effective executives and to reward sustained corporate and individual performance with an appropriate base annual salary and incentive compensation. Universal Stainless seeks to increase management ownership of Universal Stainless and to link executive compensation with stockholder value, achievement of business objectives and corporate profitability. Each year, the Committee conducts a review of Universal Stainless’ executive compensation programs for appropriateness and competitiveness.

Universal Stainless’ compensation philosophy is to compensate its executive officers at market-competitive levels for achieving planned performance. Market comparisons include general industry norms, metals companies, and a select group of capital-intensive companies that are approximately the same size as Universal Stainless. More emphasis is placed on general industry than the steel industry norms. The comparative market group is a representative sample of organizations used in the performance graph below, but is not identical due to limitations on available data.

Compensation Program Components

Consistent with Universal Stainless’ executive compensation objectives, Universal Stainless’ compensation for its senior management, including Clarence M. McAninch, Universal Stainless’ Chief Executive Officer, consists of three components: an annual base salary, an annual incentive award and long-term incentive awards. During the year ended December 31, 2003, and currently, Universal Stainless’ compensation of its senior executives consisted of cash bonuses, tied to executive performance, position level and/or continuing employment, and ownership of Universal Stainless’ Common Stock. Universal Stainless encourages stock ownership to create in management a true ownership point of view and further to align executive and stockholder interests. Executives have received, or are currently eligible to receive, stock option awards based on their individual performances.

Annual Base Salary.    Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee’s position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly-sized companies. Within this salary range, an executive’s initial salary level is determined largely through Committee judgment, based on the experience of its members. Salaries are set at a level to attract, retain and motivate superior executives. The Committee determines annual salary adjustments based on Universal Stainless’ performance, the individual executive’s contribution to that performance, prevailing industry norms and the executive’s knowledge and experience. Other than Messrs. McAninch, Ubinger, and McGrath, no officer of Universal Stainless received an annual base compensation in excess of $100,000 for the year ended December 31, 2003.

Annual Incentive Awards.    The executive officers are eligible to receive an annual bonus that is intended to provide additional compensation for significant and outstanding achievement during the past year. Messrs. McAninch, McGrath and Ubinger may be eligible for a performance-based annual bonus, in each case up to a maximum amount that equals the executive’s base annual salary.

Long-term Incentive Awards.    Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock of Universal Stainless under the Stock Incentive Plan. In considering the awards, the Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the effect on maximizing long-term stockholder value, and vesting and expiration dates of each executive’s outstanding options.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) limits the annual deduction that a publicly-held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive. The Compensation Committee has determined that it is unlikely that it would require Universal Stainless to pay any amounts in 2004 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.

The Compensation Committee

Douglas M. Dunn (Chairman)

George F. Keane

Udi Toledano

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

See “The Board of Directors—Committees of the Board of Directors” for a discussion of the composition of the Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of three members, each of whom have been determined by the Board of Directors to be independent, as defined under the applicable rules of the National Association of Securities Dealers listing standards as currently in effect. The Board of Directors has further determined that Mr. George Keane, a member of the Committee is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which is attached to the Company’s Proxy Statement as Exhibit A. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee appoints the Company’s independent accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from SD, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission (the “SEC”).

This report is not to be deemed “solicitation material” or filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Audit Committee

George F. Keane (Chairman)

Douglas M. Dunn

Udi Toledano

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee appointed SD as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2003. Representatives of SD are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by PwC (through September 5, 2003) and SD (from September 5, 2003), for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees for other services rendered by PwC during those periods (in thousands):

	2003	2002
Audit fees	$119,400	$115,000
Audit-related fees	13,100	11,767
Tax fees	21,700	41,233
All other fees	0	0

Total	$154,200	$168,000

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and consent in connection with filing of Form S-8 pertaining to the stock option plan.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice, tax planning and tax preparation of Forms 5500 and expatriate returns.

All Other Fees

All other services include fees for internal control documentation assistance and construction advisory fees for internal audit procedures. The Company did not engage its independent accountants for any other services.

The Audit Committee considered whether the provision of these services was compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2003 and 2002 were compatible with maintaining the auditor’s independence. All services described above were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

PERFORMANCE MEASUREMENT COMPARISON*

Rules and regulations of the Securities and Exchange Commission require the presentation of a line graph comparing from December 31, 1998 through December 31, 2003 the yearly percentage change in Universal Stainless’ cumulative stockholder return to (i) the cumulative total return of a broad market equity index and (ii) the cumulative return of either a published industry index or a self-constructed group of peer issuers that Universal Stainless believes is relevant to a comparative understanding of its performance.

The peer group selected by Universal Stainless includes the following companies: Allegheny Technologies Incorporated, Carpenter Technology Corp. and The Timken Company (collectively, the “Peer Group”).

The Peer Group consists of a number of publicly-traded companies that have some similarity to Universal Stainless. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States, and each Peer Group company has a division or unit that competes with Universal Stainless. The operating results of members of the Peer Group are generally readily available to the public. The graph assumes that $100.00 was invested on December 31, 1998 and that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG UNIVERSAL STAINLESS

NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2003

*	The material in this graph is not “solicitation material”, is not deemed filed with the SEC, and is not incorporated by reference in any filing of Universal Stainless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing. The information in the graph has been provided by Media General Financial Services.

	12/31/1998	12/31/1999	12/31/2000	12/29/2001	12/31/2002	12/31/2003
Universal Stainless	100.0	90.00	98.33	110.67	80.67	144.00
Peer Group	100.0	101.71	85.92	88.49	60.21	95.59
NASDAQ Market Index	100.0	176.37	110.86	88.37	61.64	92.68

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its Directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless’ equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, the NASDAQ National Stock Market and Universal Stainless.

Based solely upon Universal Stainless’ review of the reports and representations provided to it by persons required to file reports under Section 16(a), Universal Stainless believes that during 2003, all of the Section 16(a) filing requirements applicable to Universal Stainless’ reporting officers, directors and greater than 10% beneficial owners were properly and timely satisfied except for three Form 4 filings for Mr. Keane relating to three separate stock purchases.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received no later than December 15, 2004 for inclusion in the proxy statement and proxy card for that meeting. If a stockholder intends to present a proposal at the 2005 Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, the stockholder must deliver to the Secretary of Universal Stainless at its principal executive office written notice of such proposal no later than February 28, 2005. If Universal Stainless does not receive notice by the required date and such proposal is presented at the 2005 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

SIGNATURE

Paul A. McGrath

Vice President Operations, General Counsel and Secretary

Bridgeville, Pennsylvania

April 14, 2004

Exhibit A

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

PRIMARY PURPOSE

To provide independent and objective oversight of the accounting functions and internal controls of the Company to ensure the objectivity of the Company’s financial statements and to provide the Board of Directors of the Company (the “Board”) with reliable information obtained through direct personal contact with the independent accountants and the financial management of the Company in order to assist the Board in the discharge of its fiduciary obligations to the Company’s stockholders.

SCOPE

1.	Maintain the sole authority and responsibility to select, evaluate and, where appropriate, replace, the Company’s independent accountants and determine the compensation of the independent accountants.

2.	Approve, in advance, any audit or non-audit services to be provided by the independent accountants.

3.	Review the scope of the proposed audit to be performed and evaluate its effectiveness as it relates to the Company’s special areas of interest.

4.	Review the results of the audit, as well as discuss the financial statements and any changes or improvements in the Company’s accounting practices and internal controls suggested by the independent accountants, with the independent accountants and the financial management of the Company.

5.	Review the adequacy of the internal financial and operational controls of the Company with the independent accountants and keep the Board informed of its findings.

6.	Review significant developments in accounting rules and review with management and the independent accountants recommended changes in the Company’s methods of accounting or financial statements resulting therefrom.

GENERAL GUIDELINES

1.	Charter: The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2.	Composition: The Committee will be comprised of three or more directors as determined by the Board at its annual organizational meeting. The members of the Committee will meet the independence and experience requirements of applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules. At least one member of the Committee shall be a “financial expert” within the meaning of Section 407 of the Securities Exchange Act of 1934, as amended.

3.	Meetings: The Committee will meet at least twice a year, and special meetings will be called as circumstances require. The Committee will meet privately with the independent public accountants at least annually. A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance at any such meeting. Written minutes will be kept for all such meetings.

4.	Reporting to the Board: The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis.

5.	Approval of Audit and Non-Audit Services: The Committee will approve, in advance, any audit and non-audit services to be provided by the independent accountants and shall determine the compensation of the independent accountants for such services.

6.	Audit Plans: The Committee will review the annual audit plans with the Chief Financial Officer and the independent accountants, and discuss the degree of coordination of the respective plans.

7.	Internal Controls: The Committee will review with the independent accountants the adequacy of the Company’s internal controls. It will also request a letter from the independent accountants concerning any significant weaknesses or breaches of internal control discovered during the course of their audit.

8.	Accounting Issues and Contingencies: The Committee will discuss with both management and the independent public accountants any significant developments and changes in accounting rules (i.e., accounting standards or rules proposed by the Financial Accounting Standards Board (“FASB”) or the SEC) and any other significant accounting issues. The Committee will also inquire about significant contingencies.

9.	Complaint Procedures: The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding alleged questionable accounting or auditing matters.

10.	Oversight of Conflicts on Interest Issues: The Committee shall review significant conflicts of interests involving directors or executive officers. The Committee shall review compliance with the Company’s policies and procedures with respect to officers’ expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or independent accountants. The Committee shall review and approve, in advance, all “related party transactions” as described in SEC Regulation S-K, Item 404(a).

11.	Investigative Authority: The Committee is authorized to confer with Company management and other employees to the extent that it may deem necessary or appropriate to fulfill its duties, and is authorized to conduct or authorize investigations into any matters within the scope of its responsibilities.

12.	Independent Advisors: The Committee may from time to time engage independent counsel and other advisors as it may deem appropriate to assist the Committee in fulfilling its duties, provided that it shall keep the Board advised as to the nature and extent of such outside advice. The Company shall provide appropriate funding for the Committee to retain such advisors.

INDEPENDENT ACCOUNTANT OVERSIGHT

The Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace, the Company’s independent accountants. The Committee shall evaluate the performance of the independent accountants on at least an annual basis. As part of its responsibilities to select and evaluate the independent accountants, the Committee may consider the following guidelines, as deemed appropriate by the Committee, together with any other factors which the Committee determines to consider in connection with its selection and evaluation of the independent accountants:

1.	Opinions on the performance of the independent public accountant by appropriate management personnel;

2.	The proposed audit fee and explanation of fee changes;

3.	Reports presented by the independent accountants regarding their independence; and

4.	The professional competency of the firm through inquiry about its latest peer review and any significant litigation problems or disciplinary actions by the SEC or others.

In performing its evaluation of the independent accountants, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the Company and the independent accountants. The Committee shall also engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. In response to such report, the Committee will take appropriate action to satisfy itself of the independent accountants’ independence.

PRE-AUDIT AND POST-AUDIT REVIEW GUIDELINES

1.	The Committee will receive and review a draft of the financial section of the annual report to stockholders, complete with footnotes, and the Management’s Discussion and Analysis (MD&A) section which will be consistent with other sections of the annual report.

2.	The Committee will request an explanation from management and the independent accountants about the effect of significant changes in accounting practices or policies.

3.	The Committee will inquire of management and the independent accountants if there were any significant financial reporting issues discussed during the current audit and, if so, how they were resolved.

4.	The Committee will review, with management and the independent accountants, new or revised accounting standards or rules proposed by FASB or the SEC and will evaluate whether any such standards or rules will have a significant effect on the Company’s financial statements.

5.	The Committee will determine whether there are any significant items in dispute with the IRS which might result or have resulted in litigation and will inquire as to the status of and review related tax reserves and interest accruals.

6.	The Committee will meet privately with the independent accountants annually to determine the quality of the Company’s financial, accounting and auditing personnel.

7.	The Committee will request a letter from the independent accountants concerning any significant weaknesses or breaches in internal control discovered during their audit.

8.	The Committee will discuss with management and the independent accountants the substance of any significant issues raised by outside counsel concerning litigation, contingencies or other claims; and how such matters affect the Company’s financial statements.

9.	The Committee will have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements. Such notification is to be made prior to the related press release or, if not practicable, prior to filing the Quarterly Report on Form 10-Q.

PROXY     UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.    PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 18, 2004

The undersigned hereby appoints Clarence M. McAninch and Douglas M. Dunn, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 18, 2004, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:

1.	Election of the following nominees as Directors: Douglas M. Dunn, George F. Keane, Clarence M. McAninch, Udi Toledano

For all nominees	Withhold for all nominees	Withhold for the following only: (Write the names of the nominee(s) in the space below)
☐	☐

2.	Ratification of the Appointment of Schneider Downs & Co., Inc. as Independent Accountants for 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

3.	OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

Date                                                                          , 2004

Signature (title, if any)

Signature (if held jointly)

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.